EXHIBIT 23(a)




          INDEPENDENT AUDITORS' CONSENT


          We consent to the incorporation by reference in this Registration Statement of Texas Utilities Electric Company on Form S-3 of our report dated March 12, 1997, which report includes an explanatory paragraph concerning the change during 1995 in Texas Utilities Electric Company and subsidiaries' method of accounting for the impairment of long lived assets and long lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121, appearing in the Texas Utilities Electric Company Annual Report on Form 10-K for the year ended December 31, 1996 and to the reference to us under the heading "Experts and Legality" which is part of this Registration Statement.



          /s/ Deloitte & Touche LLP

          Dallas, Texas
          December 22, 1997